Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
212-624-3817	212-624-3912
rfisher@webmd.net	jnewman@webmd.net
WEBMD EXPECTS FOURTH QUARTER FINANCIAL RESULTS TO EXCEED
GUIDANCE
WEBMD REPORTS STRONG TRAFFIC GROWTH OF APPROXIMATELY 35% IN FOURTH QUARTER
NEW YORK, NY January 9, 2007 — WebMD Health Corp. (NASDAQ: WBMD), the leading provider of health information services, today announced that its financial results for the three months ended December 31, 2006 are expected to be above the high end of its previously announced range of financial guidance primarily due to higher than anticipated revenue from online advertising in the latter part of the fourth quarter. Revenue for the fourth quarter is expected to be approximately $79.0 to $80.0 million which is above the range of $73.5 to $76.5 million previously provided.
WebMD also announced today that preliminary traffic data for the December quarter was approximately 35 million unique monthly users and 800 million page views, representing strong growth over the prior year period of approximately 35% in both unique monthly users and page views.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said: “Our traffic trends in December were higher than we have typically seen in the past for that month. Our fourth quarter operating results coupled with strong fourth quarter sales in our online business are powerful signs that WebMD is gaining increased momentum with both our users and sponsors.”
As previously announced, executives of WebMD are scheduled to participate in investor conferences on January 9, 2007 at 12:00 pm Eastern Time, on January 10, 2007 at 1:25 pm Eastern Time and on January 12, 2007 at 11:00 am Eastern Time. Investors, analysts and the general public are invited to listen to a live audio broadcast of the presentations over the Internet. The broadcasts can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the broadcasts will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
The WebMD Health Network reaches more than 30 million visitors a month through its leading owned and operated health sites that include WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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The above information regarding financial and operating results is preliminary. During WebMD’s closing process and preparation of final consolidated financial statements and related notes, WebMD may identify items that would require it to make adjustments to the preliminary information provided above.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: expected financial results and other projections or measures of our performance; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.